EXHIBIT 99.1
GameTech Names Tracy Pearson as Chief Financial Officer
RENO, NV November 15, 2006 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, announced today that Tracy Pearson has been named Chief Financial Officer for the Company, effective November 13, 2006. Pearson is a talented senior business leader with 17 years of corporate experience extending from “Big 4” accounting experience to senior level leadership of a $2 billion company. Most recently, Pearson served as Senior Vice President of Sales and Integration for Dublin, Ohio based Cardinal Health, a Fortune 20 pharmaceutical distribution and health services company.
“We are extremely fortunate to have a person with Tracy’s qualifications joining GameTech at this point in time. As our Company continues to grow we will be relying on people like Tracy to fill key positions and will tap her experience to satisfy the needs of our company in the future,” said Jay Meilstrup, GameTech’s President and CEO.
In addition to Cardinal Health, Pearson has served as President and Chief Financial Officer for The F. Dohmen Company, as a Senior Manager for Arthur Anderson, and as a Director of Auditing and Consulting for Mueller and Sebena, LLC, based in Milwaukee, Wisconsin. She began her career with Price Waterhouse Coopers working in the capacity of Audit Manager, Staff Auditor and Senior Auditor. Pearson received her Bachelor of Science in Business Administration from Saint Norbert College, her MBA from Boston College and her CPA certification from the State of Wisconsin.
GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed base units and turnkey accounting and management software. The Company supports its customers with products that increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service.